Contact: Edward F. Seserko President and CEO (412) 681-8400 For Immediate Release February 5, 2013

EUREKA FINANCIAL CORP. ANNOUNCES EARNINGS
FOR THE THREE MONTHS ENDED DECEMBER 31, 2012

Pittsburgh, Pennsylvania – Eureka Financial Corp., (the “Company”), the parent holding company for Eureka Bank (the “Bank”), Pittsburgh, Pennsylvania, today announced net income for the three months ended December 31, 2012 of $333,000, or $0.25 diluted earnings per share, as compared to net income of $388,000, or $0.31 diluted earnings per share, for the three months ended December 31, 2011.  The decrease in net income was primarily attributable to an increase in noninterest expense and, to a lesser extent, an increase in the provision for loan losses and a decrease in net interest income.  The increase in noninterest expense was primarily due to increases in regular operational activities.  The decrease in net interest income resulted from a decrease in interest income on investment securities that was partially offset by an increase in interest income on loans.  The decrease in interest income on securities was primarily the result of called securities and lower rates available on investments available for purchase.  The decrease in interest income was partially offset by a decrease in interest expense, primarily due to the low interest rate environment.

The Bank, founded in 1886, is a federally chartered stock savings bank and operates two offices in the Pittsburgh metropolitan area.  The Company’s common stock trades in the over-the-counter market under the symbol “EKFC.”

The foregoing material may contain forward-looking statements concerning the financial condition, results of operations and business of the Company.  We caution that such statements are subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements.  The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

	(Unaudited) December 31,	September 30,
	2012	2012

Total assets	$141,111	$138,489
Cash and investments	22,589	22,502
Loans receivable, net	114,934	112,440
Allowance for loan losses	(1,182)	(1,142)
Deposits	116,670	114,497
Total liabilities	118,572	116,103
Stockholders' equity	$22,539	$22,386

Nonaccrual loans	$1,044	$660
Repossessed assets	30	100
Total nonperforming assets	$1,074	$760

Allowance for loan losses to total loans	1.03%	1.02%
Nonperforming loans to net loans	0.91%	0.59%
Nonperforming assets to total assets	0.76%	0.55%
Book value per share	$17.10	$16.89
Number of common shares outstanding	1,317,897	1,325,397

	Three Months Ended December 31, (Unaudited)
	2012	2011

Interest income	$1,683	$1,727
Interest expense	312	344
Net interest income	1,371	1,383
Provision for loan losses	40	20

Net interest income after provision for loan losses	1,331	1,363
Noninterest income	36	20
Noninterest expense	861	754

Income before income taxes	506	629
Income tax expense	173	241

Net income	$333	$388
Earnings per share-basic and diluted	$0.25	$0.31